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BANK OF THE CASCADES NAMES CHARLES (CHIP) N. REEVES PRESIDENT

Reeves assumes new leadership role as Bank prepares for expansion

BEND, OR, FEBRUARY 29, 2016 - Cascade Bancorp (NASDAQ: CACB) (“Company” or “Cascade”), the holding company for Bank of the Cascades (“Bank”), announced today that Charles (Chip) N. Reeves has been named President and Chief Operating Officer of Bank of the Cascades. Reeves has served at the Bank as executive vice president and chief banking officer since 2012, playing a key role in developing Bank of the Cascades into one of the Northwest’s premier community banks. His promotion to President and Chief Operating Officer is part of the Bank’s leadership planning strategy as it will become the largest community bank in Oregon early next month.

“Chip’s leadership has proven a driving force for our Bank as we moved forward these past years,” said CEO Terry Zink. “As chief banking officer, he successfully led the growth of our commercial and consumer lending business, while managing the core deposit franchise to be among the top tier of community banks in the nation.”

Zink also acknowledged Reeves’ success in helping Bank of the Cascades diversify and expand its delivery. “Under his leadership, we established a commercial banking office in Seattle, which has fruitfully leveraged the value of our deposit franchise, re-established the Bank as a leading SBA lender serving communities across the Northwest, accelerated mortgage originations across the Bank, added equipment financing service including aircraft lending, and grown our derivative business through which we provide customer interest rate swaps.”

“I am thrilled about the growth prospects for Bank of the Cascades and honored to represent this organization and collaborate with our talented team of bankers,” said Reeves. “Once 15 Bank of America branches throughout Southern Oregon, Coastal Oregon and Southwest Washington officially transition to Bank of the Cascades, which is anticipated to occur on March 4, 2016, we will be Oregon’s largest community bank. That position provides us the strength and resources to deliver credit to our communities across the Northwest that directly impacts the economic vitality of our region.”

In 2012, Reeves joined Bank of the Cascades following a long-standing career with Fifth Third Bancorp, where he served as market president for Fifth Third Bank’s Chicago operations. He previously also served as head of Chicago’s Commercial Banking Group and as Bancorp senior vice president, special assets (Cincinnati, Ohio). In addition to his expertise in commercial lending, Reeves has been recognized for his leadership skills and community involvement. Currently, he serves on the boards of Deschutes County United Way, High Desert Museum, and Pacific Coast Banking School.

About Bank of the Cascades
Bank of the Cascades is the principal subsidiary of Cascade Bancorp (NASDAQ: CACB). Headquartered in Bend, Oregon, Bank of the Cascades delivers personalized relationship banking, competitive financial products and advanced technology applied for the convenience of customers. Founded in 1977, Bank of the Cascades offers full-service community banking through 37 branches in Central Oregon, Southern Oregon, Willamette Valley and Southwest Idaho. Throughout its history, the bank has been recognized for its long-standing tradition of corporate philanthropy. For more information, visit www.botc.com.